Federal Signal Q4 2014 Earnings Call March 2, 2015 Dennis Martin, President & Chief Executive Officer Brian Cooper, SVP, Chief Financial Officer Jennifer Sherman, SVP, Chief Operating Officer

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein and in our earnings news release provided as of the date of this presentation. 2

Full Year Highlights * • Net sales of $919 M, up 8% • Operating income of $92.6 M, up 31% • Operating margin of 10.1%, up from 8.3% • Adjusted EPS of $0.93, up 39% from $0.67 3 * Comparisons versus FY 2013

Q4 Highlights * • Net sales of $264 M, up 20% • Operating income of $31.0 M, up 44% • Operating margin of 11.7%, up from 9.8% • Adjusted EPS of $0.30, up 30% from $0.23 • Year-end backlog of $328 M 4 * Comparisons versus Q4 of 2013

5 Group and Corporate Results $ millions, except % Q4 2014 Q4 2013 % Chg ESG Orders 149.3 150.3 -1% Sales 142.6 120.9 18% Operating income 22.1 17.6 26% Operating margin 15.5% 14.6% SSG Orders 62.4 57.1 9% Sales 66.5 66.0 1% Operating income 10.9 10.0 9% Operating margin 16.4% 15.2% FRG Orders 35.8 30.4 18% Sales 55.3 32.7 69% Operating income (loss) 5.2 1.6 NM Operating margin 9.4% 4.9% Corporate expenses 7.2 7.7 -6% Consolidated Orders 247.5 237.8 4% Sales 264.4 219.6 20% Operating income 31.0 21.5 44% Operating margin 11.7% 9.8%

Income from Continuing Operations 6 $ millions, except % and per share Q4 2014 Q4 2013 Change % Chg Net sales 264.4 219.6 44.8 20% Gross profit 69.2 56.0 13.2 24% SEG&A expenses 38.2 33.2 5.0 15% Restructuring - 1.3 (1.3) NM Operating income 31.0 21.5 9.5 44% Interest expense 1.0 1.1 (0.1) -9% Other expense, net 0.9 0.2 0.7 NM Income tax expense (benefit) 5.9 (6.5) 12.4 Income from continuing operations 23.2 26.7 (3.5) -13% Diluted earnings per share from continuing operations $0.36 $0.42 ($0.06) Diluted adjusted earnings per share from continuing operations $0.30 $0.23 $0.07 30%

7 Adjusted Earnings per Share ($ in millions) 2014 2013 2014 2013 Income from continuing operations 23.2$ 26.7$ 63.0$ 160.2$ Add (less): Income tax expense (benefit) 5.9 (6.5) 24.3 (107.2) Income before income taxes 29.1 20.2 87.3 53.0 Add (less): Restructuring - 1.3 - 0.7 Debt settlement charges - - - 8.7 Adjusted income before income taxes 29.1 21.5 87.3 62.4 Adjusted income tax expense (1) (9.8) (6.9) (28.2) (20.1) Adjusted net income from continuing operations 19.3$ 14.6$ 59.1$ 42.3$ EPS from continuing operations (diluted) 0.36$ 0.42$ 0.99$ 2.53$ Adjusted EPS from continuing operations (diluted) 0.30$ 0.23$ 0.93$ 0.67$ Three Months Ended December 31, Twelve Months Ended December 31, (1) Adjusted income tax expense for the three and twelve months ended December 31, 2014 excludes the impact of a $3.5 million release of valuation allowance against foreign deferred tax assets and a tax benefit of $0.4 million associated with change in Spanish tax rate. Adjusted income tax expense for the three and twelve months ended December 31, 2013 was computed by applying the Company’s normalized effective tax rate of approximately 32% for 2013, excluding the impacts of valuation allowance release, tax planning strategies and other special tax items during the year ended December 31, 2013.

• Q4 Cash flow from continuing operations was $28 M  Full year cash flow from operations of $72 M, compared to $80 M in prior year • Total debt at 12/31/14 was $50 M  Down $42 M since 12/31/13  Net debt of $20 M at 12/31/14 • Debt to adjusted EBITDA declined to 0.5x  Compared to 1.1x on 12/31/13 • Used $1.8 M for dividends, $3.6 M for share repurchases  YTD dividends and share repurchases of $5.6 M and $10.3 M, respectively • Aggregate authorization under share repurchase programs of $80 M equates to ~ 8% of market capitalization 8 Balance Sheet and Cash Flow * * As of or for the period ending 12/31/2014

Environmental Solutions Group 9

Safety and Security Systems Group 10

Fire Rescue Group 11

• Ongoing Initiatives:  Create disciplined growth  Leverage invested capital  Diversify customer base  Improve manufacturing efficiencies and costs • Long-Range Goals:  Grow revenue faster than GDP, increasing industrial share  Continually improve ROIC  Achieve consolidated operating margin of 12%  Grow EPS at an average rate in low to mid teens 12 Initiatives and Goals

Outlook 13 2014 2015 • Adjusted EPS of $0.93 • Adjusted EPS improving to between $0.95 and $1.02 Adjusted for: • release of valuation allowance • tax rate changes

Federal Signal Q4 2014 Earnings Call March 2, 2015 Q&A Dennis Martin, President & Chief Executive Officer Brian Cooper, SVP, Chief Financial Officer Jennifer Sherman, SVP, Chief Operating Officer